Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On July 31, 2009, Alpha Natural Resources, Inc. (“Old Alpha”) and Foundation Coal Holdings, Inc. (“Foundation”) merged (the “Merger”) with Foundation continuing as the surviving legal corporation of the Merger which was renamed Alpha Natural Resources, Inc. (“Alpha” or the “Company”). For financial accounting purposes, the Merger was treated as a “reverse acquisition” and Old Alpha was treated as the accounting acquirer.  Accordingly, Old Alpha’s financial statements became the financial statements of Alpha and Alpha’s periodic filings subsequent to the Merger reflect Old Alpha’s historical financial condition and results of operations shown for comparative purposes.  For the year ended December 31, 2009, Foundation’s financial results are included for the five month post-Merger period from August 1, 2009 through December 31, 2009.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009 was prepared assuming the Merger occurred on January 1, 2009. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) expected to have a continuing impact on the combined results of operations.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Alpha which are included as an exhibit to the Current Report on Form 8-K filed by Alpha on March 15, 2010.

The unaudited pro forma condensed consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Old Alpha and Foundation been a combined company during the specified period.

ALPHA NAUTRAL RESOURCES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2009

			Pro		Pro
	Alpha	Foundation	Forma		Forma
	Historical	Historical	Adjustments		Consolidated
	(In thousands, except per share amounts)
Revenues:
Coal revenues	$2,210,629	$901,383	$(11,941)	a	$3,100,071
Freight and handling revenues	189,874	-	-		189,874
Other revenues	95,004	17,729	-		112,733
Total revenues	2,495,507	919,112	(11,941)		3,402,678
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	1,616,905	708,018	(11,941)	a	2,312,982
Freight and handling costs	189,874	-	-		189,874
Other expenses	21,016	(6,707)	-		14,309
Depreciation, depletion and amortization	252,395	115,693	39,983	b	408,071
Amortization of acquired coal supply agreements, net	127,608	234	169,899	c	297,741
Selling, general and administrative expenses
(exclusive of depreciation and amortization shown separately above)	170,414	59,290	-		229,704
Total costs and expenses	2,378,212	876,528	197,941		3,452,681
Income (loss) from operations	117,295	42,584	(209,882)		(50,003)
Other income (expense):
Interest expense	(82,825)	(21,366)	(10,205)	d	(109,772)
		-	4,624	e
Interest income	1,769	170	-		1,939
Loss on early extinguishment of debt	(5,641)	-	-		(5,641)
Miscellaneous income (expense), net	3,186	(620)	-		2,566
Total other expense, net	(83,511)	(21,816)	(5,581)		(110,908)
Income (loss) from continuing operations before income taxes	33,784	20,768	(215,463)		(160,911)
Income tax (benefit) expense	(33,023)	7,435	(77,136)	f	(102,724)
Income (loss) from continuing operations	$66,807	$13,333	$(138,327)		$(58,187)

Earnings from continuing operations per common share-basic	$0.74				$(0.49)
Earnings from continuing operations per common share-diluted	$0.73				$(0.49)

Weighted average number of shares:
Basic	90,663			g	118,933
Diluted	91,703			g	118,933

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note 1.  Basis of Presentation (Dollars in thousands)

At the effective time of the Merger on July 31, 2009, each issued and outstanding share of common stock, par value $0.01, of Foundation, other than any shares owned by Old Alpha, was converted into the right to receive 1.0840 (the “Exchange Ratio”) shares of common stock, par value $0.01, of Alpha, and each issued and outstanding share of common stock, par value $0.01, of Old Alpha, other than any shares owned by Foundation, automatically became one share of common stock of Alpha. Immediately after the Effective Time, Old Alpha’s stockholders owned approximately 59% of Alpha common stock and Foundation’s stockholders owned approximately 41% of Alpha common stock.  All currently issued and outstanding options to purchase Foundation common stock vested and were converted into vested options to purchase Alpha common stock, with adjustments to reflect the Exchange Ratio, and all outstanding options to purchase Old Alpha’s common stock were converted into options to purchase Alpha common stock, without adjustment.  Other outstanding equity-based awards of Foundation either vested and were converted into the right to receive 1.0840 shares of Alpha common stock, or were converted into vested and unvested awards with respect to Alpha common stock, as applicable.  Other outstanding equity-based awards of Old Alpha were converted into awards with respect to Alpha common stock.  No fractional shares of Alpha common stock were issued in the Merger, and Foundation’s stockholders received cash in lieu of fractional shares, if any, of Alpha common stock. The Merger qualified as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

For financial accounting purposes, the Merger was treated as a “reverse acquisition” and Old Alpha was treated as the accounting acquirer.  Accordingly, Old Alpha’s historical financial statements became the historical financial statements of Alpha for comparative purposes.

The Company issued 48,452,298 shares of common stock to the shareholders of Foundation, after adjustment to reflect the merger ratio. Certain outstanding equity-based awards of Foundation vested and resulted in the issuance of an additional 451,300 shares of common stock. Additionally, all issued and outstanding options to purchase Foundation common stock vested and were converted into 1,118,497 vested options to purchase Company common stock, with adjustments to reflect the Exchange Ratio. Other outstanding equity-based awards of Foundation consisting of 176,089 restricted stock units vested and were converted into the right to receive 1.0840 shares of Company common stock and 355,674 restricted stock units were converted into unvested awards with respect to Company common stock.

The fair value of the total consideration transferred was $1,668,398. Fair value of common stock issued was determined by the closing price of Old Alpha’s common stock on the day of the Merger. The total purchase price has been preliminarily allocated to the net tangible and intangible assets of Foundation. The allocation of the purchase price has not been finalized due to the final calculation of deferred taxes; therefore, the amounts allocated are provisional and will remain as such until a final tax return is filed for Foundation, which is anticipated to occur by the end of the first quarter of 2010.

Amounts reported as “Alpha Historical” were derived from the audited consolidated financial statements included in the Current Report on Form 8-K filed by Alpha on March 15, 2010. Amounts reported as “Foundation Historical” are the unaudited results of operations for Foundation for the period January 1, 2009 through July 31, 2009 and were derived from the internal books and records of Foundation. The amounts reported as “Foundation Historical” exclude approximately ($13,145) of pre-tax operating losses related to a component of Foundation that was disposed of in an asset exchange that occurred in July 2009 prior to the Merger and therefore was considered discontinued operations. The pro forma adjustments are based on information available at the time of the preparation of this document and do not include the cost of integration activities or benefits from synergies that may be derived from integration activities or any other items not expected to have a continuing impact on the consolidated results of operations.

Note 2. Pro Forma Adjustments (Dollars in thousands)

(a)	Reflects the elimination of Foundation’s $6,887 sales to Alpha and Alpha’s $5,054 sales to Foundation for the seven months ended July 31, 2009, respectively.

(b)
Reflects estimated depreciation and amortization expense of $21,034 associated with the fair value adjustment to property, plant and equipment and the estimated depletion expense of $18,949 associated with the fair value adjustment to acquired mineral properties and rights. For purposes of preparing the unaudited pro forma adjustment to depreciation and amortization, management assumed an average estimated remaining useful life of five years for property, plant and equipment. For purposes of preparing the unaudited pro forma adjustment to depletion expense, management used the depletion rate per ton calculated after the fair value adjustments to acquired mineral properties and rights were made and applied that rate to actual tons produced for the seven months ended July 31, 2009.

(c)
Reflects the estimated amortization associated with the fair value adjustments to acquired coal supply agreements. The fair value adjustments to acquired coal supply agreements were estimated based on the present value of the difference between the expected contract revenues based on the stated contract terms, net of royalties and taxes imposed on sales revenues, and the estimated net contract revenues derived from applying forward market prices at the acquisition date for new contracts of similar duration and coal qualities. Future net amortization expense related to acquired coal supply agreements is estimated to be $255,152, $91,140, $31,706, and ($1,709) for the years ending December 31, 2010, 2011, 2012 and 2013, respectively.

(d)
Reflects Foundation’s additional interest and fees of $6,466 related to re-pricing its credit facility to market rates, non-cash interest charges of $910 associated with the accretion of Foundation’s term loan and senior notes from their estimated fair value to principal value and amortization expense of $2,829 related to the amortization of additional debt fees capitalized over the remaining lives of the related debt instruments.

(e)	Reflects the elimination of Alpha’s historical interest expense and fees related to its term loan assuming the repayment of such debt as of the beginning of the period presented.

(f)
Reflects the tax effect of pro forma adjustments calculated at an estimated statutory rate of 35.8%. On a pro forma basis, the most significant difference between income taxes calculated at statutory rates and the pro forma income tax provision relates to the impact of excess depletion deductions in the historical amounts.

(g)
Pro forma consolidated basic and diluted earnings (loss) per common share has been calculated based on the historical weighted average number of shares for Alpha and adding the incremental number of shares that would have been included if the shares issued in the Merger were outstanding for the entire period.